Exhibit 10.1

                                FARMOUT AGREEMENT

This Agreement dated the 16th day of January, 2014

 BETWEEN:

               NORSTRA ENERGY INC., a Nevada corporation, having an office at 1048 West 11th, Spokane, WA 99204

               (hereinafter referred to as "Norstra" or the "Farmor")

                                                               OF THE FIRST PART

AND:

               SUPER NOVA MINERALS CORP., a British Columbia corporation having an office at Suite 1100 - 736 Granville Street, Vancouver, BC, V6Z 1G3

               (hereinafter referred to as "Super Nova" or the "Farmee" )

                                                              OF THE SECOND PART

WHEREAS the Farmor is the legal and beneficial owner of 100% working interests in and to the Leases relating to the Farmout Lands, as more particularly described in the attached Schedule "A".

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained, the parties hereby covenant and agree as follows:

1. DEFINITIONS

Each capitalized term used in this Agreement will have the meaning given to it in the Farmout & Royalty Procedure and in addition:

     (a) "Bakken Prospect" means all of the Farmout Lands described in Schedule "A";

     (b) "Initial Block" means the area identified as the Initial Block of Schedule "A";

     (c) "Second Block" means the area identified as the Second Block of Schedule "A";

     (d) "Third Block" means the area identified as the Third Block of Schedule "A";

     (e) "Exchange" means Canadian Securities Exchange, Formerly the Canadian National Stock Exchange;

     (f)  "Farmee" means Super Nova;

     (g)  "Farmor" means Norstra;

     (h) "Farmout Lands" means those lands described as the Bakken Prospect in the attached Schedule "A";

     (i) "Initial Well" means the well described in Paragraph 3 to be drilled on the Initial Block; and

     (j) "Leases" means the document or documents of title described in the attached Schedule "A".

2. SCHEDULES

The following schedules are attached hereto and form part of this Agreement:

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     (a)  Schedule  "A" which  describes  the  Bakken  Prospect  and each of the
          Initial Block, Second Block and Third Block including the Leases covering the same;

     (b) Schedule "B" - Authorization for Expenditures ("AFE") which describes the estimated costs to drill and complete a well to approximately 8,900 feet or to a depth adequate to test the Bakken formation;

     (c)  Schedule "C" - Schedule of Royalties; and

     (d)  Schedule "D" - Standard Form Operating Agreement.

3. INTEREST EARNED

3.1 The Farmee shall have the option to earn an 80% working interest in the Initial Block by:

     (a) paying to Norstra $1,400,000 (the "Commitment Funds") to be applied as follows:

          (i) $385,000 to reimburse costs incurred by Norstra to date on the Farmout Lands, including costs related to the Initial Well (the "Previously Incurred Costs"); and

          (ii) $1,015,000 being the balance of the estimated cost for the drilling, as set forth in Schedule "B", of an 8,900 foot well on the Initial Block or to a depth adequate to test the Bakken formation (the "Target Depth"), and by:

     (b)  successfully drilling the Initial Well as a producer or dry hole.

3.2 In the event that the Farmee drills to a lesser depth than the Target Depth on the Initial Black, the interest of the Farmee in the Initial Block, Second Block and Third Block shall be limited to that lesser depth.

3.3 In the event that following drilling of the Initial Well the Operator (as defined in paragraph 6(a) of this Agreement) recommends the drilling of a horizontal well in the hole of the Initial Well (the "Horizontal Well"), the Farmee may elect to proceed with the recommendation and provide the funds necessary to drill the Horizontal Well. In the event that the Farmee shall elect not to drill the Horizontal Well and to complete the Initial Well as a vertical well only or fails to provide the funds within one year after having elected to drill the Horizontal Well, the interest of the Farmee in the Initial Block shall be limited to the Initial Well and its 160 acre spacing unit.

3.4 The Commitment Funds shall be paid to Norstra as follows:

     (a)  $25,000 within 30 days of execution of this Agreement;

     (b) $15,000 to paid monthly, commencing 60 days after execution of this Agreement;

     (c) In any event, the balance of Commitment Funds remaining after subtracting the payments made by the Farmee in accordance with paragraphs 3.4(a) and (b) of this Agreement, shall be paid no later than 12 months from the date of this Agreement;

3.5 If the Agreement is terminated in accordance with paragraph 11(a)(ii) of this Agreement as a result of the Farmee failing to make any of the payments set out in paragraph 3.4 of this Agreement, the portion of the Commitment Funds previously paid shall be forfeited to the Farmor and the Farmee shall have no interest in the Initial Block.

3.6 Any payment made in accordance with paragraph 3.4(b) of this Agreement shall be deducted from the Previously Incurred Costs.

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4. ADDITIONAL OPTION

4.1 Subject to successful completion of the Initial Well as a producer or dry hole, the Farmee shall have the option, within 240 days from the date of rig release from the drilling of the Initial Block:

     (a) to commence the drilling of an 8,900 foot vertical well on the Second Block on the same terms and conditions as the Initial Block to earn an 80% working interest in the Second Block, and subject to successfully completion of a well on the Second Block as a producer or a dry hole, within 240 days from the date of rig release from the drilling of the well on the Second Block, Farmee shall have the option to commence the drilling of an 8,900 foot vertical well in the Third Block, to earn an 80% working interest in the Third Block on the same terms and conditions as the Initial Block; or

     (b) to commence the drilling of an 8,900 foot vertical well on the Third Block on the same terms and conditions as the Initial Block to earn an 80% working interest in the Third Block, and subject to the successful completion of a well on the Third Block as a producer or a dry hole, within 240 days from the date of rig release from the drilling of the well on the Third Block, Farmee shall have the option to commence the drilling of an 8,900 foot vertical well in the Second Block, to earn an 80% working interest in the Second Block on the same terms and conditions as the Initial Block.

4.2 Notwithstanding paragraph 4.1, the terms and conditions for the Second or Third Block will not include the monthly payments that were required under paragraph 3.4(b) for the Initial Block.

5. ROYALTIES, WORKING INTEREST AND CARRIED WORKING INTEREST

The Farmee acknowledges that the Farmout Lands are subject to the royalty burdens described in Schedule "C" totalling 16% and that the Initial Block is subject to an additional royalty of 3.5%. The Farmee also acknowledges that the Farmor will retain a carried working interest of 20%. Accordingly, the Farmee will hold 80% working interest and the Farmor will hold 20% carried working interest. For better clarity the Farmee will receive 64.4% of the net revenue in the Initial Block and 67.2% in the Second and Third Blocks.

6. OPERATIONS

     (a) The operator shall be Black Gold, LLC of 1048 West 11th, Spokane, WA 99204 (the "Operator").

     (b) The Operations will be conducted pursuant to a Standard Form Operating Agreement, a copy of which is attached as Schedule "D".

     (c) All operations conducted pursuant to this Agreement will be in a lawful manner and in accordance with good oilfield practice and the Standard Form Operating Agreement.

     (d) The Farmee will be entitled to be represented on the committee approving all budgets and operations and will be entitled to receive access to and copies of all contracts, financial and technical information relating to operations.

7. REPRESENTATIONS AND WARRANTIES

The Farmor hereby represents and warrants to the Farmee as follows:

     (a) The Farmor has been duly incorporated and each is a valid and subsisting body corporate under the laws of its jurisdiction of incorporation;

     (b) The Farmor has full right, power and authority to enter into and accept the terms of this Agreement and to carry out the transactions contemplated therein;

     (c) The Farmor is the beneficial owner of 100% working interest in and to the Leases and the Farmout Lands as set forth in the attached Schedule "A" and all Leases are in good standing;

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     (d)  The royalty  burdens on the Farmout Lands are as described in Schedule
          "D";

     (e) Milford Colony Inc. has retained and reserved free use of wellhead gas from the acreage immediately surrounding the Farmout Lands; and

     (f) There are no claims, proceedings, actions, lawsuits, administrative proceedings or governmental investigations in existence, or so far as the Farmor is aware, contemplated or threatened against or with respect to the Farmor or any of the Farmout Lands or Leases and there is no particular circumstance, matter or thing known to the Farmor which could reasonably be anticipated to give rise to any such claim, proceeding, action, lawsuit, proceeding or investment.

The Farmee hereby represents and warrants to the Farmor as follows:

     (a) The Farmee has been duly amalgamated and is a valid and subsisting body corporate under the laws of its jurisdiction of amalgamation; and

     (b) The Farmee has full right, power and authority to enter into and accept the terms of this Agreement and to carry out the transactions contemplated therein.

8. NOTICES

The addresses for service of the Parties in the Agreement are as follows:

     NORSTRA ENERGY INC.
     1048 West 11th
     Spokane, WA  99204

     Attention: Glen Landry

     SUPER NOVA MINERALS CORP.
     Suite 1100 - 736 Granville Street
     Vancouver, BC, V6Z 1G3

     Attention: Wolf Wiese

9. REGULATORY APPROVAL

The obligations of the Farmee are subject to acceptance by the Exchange of any and all filings required to be made with the Exchange in respect of this Agreement and/or the subject matter thereof.

10. TRANSFER OF INTEREST

Upon the Farmee earning an interest in the Farmout Lands, the Farmor will proceed to transfer and assign such interest in the Leases and the Farmout Lands to the Farmee. The interest of the Farmee shall be recorded in any division orders filed with respect to producing wells on the Farmout Lands.

11. TERMINATION

     (a) This Agreement and the transactions contemplated hereby may be terminated:

          (i)  By mutual agreement of the Parties; or

          (ii) By either Party on 45 days written notice, send by registered mail, if there has been a material breach of a covenant or agreement contained in this Agreement, on the part of the other

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               Party,  or the  failure  of a  condition,  and such  breach  of a covenant or agreement or failure of a condition has not been cured or waived.

12. DIRECTOR REPRESENTATION

The Farmor will be entitled to nominate a person acceptable to the Exchange to serve as a director of the Farmee.

13. ARBITRATION

     (a) All questions or matters in dispute under this Agreement shall be submitted to arbitration pursuant to the terms hereof.

     (b) It shall be a condition precedent to the right of any party to submit any matter to arbitration pursuant to the provisions hereof, that any party intending to refer any matter to arbitration shall have given not less than 10 days prior notice of its intention to do so to the other party, together with particulars of the matter in dispute. On the expiration of such 10 days, the party who gave such notice may proceed to refer the dispute to arbitration as provided in Paragraph 13(c) of this Agreement.

     (c) The party desiring arbitration shall appoint one arbitrator, and shall notify the other party of such appointment, and the other party shall, within 15 days after receiving such notice, either consent to the appointment of such arbitrator which shall then carry out the arbitration or appoint an arbitrator, and the two arbitrators so named, before proceeding to act, shall, within 30 days of the appointment of the last appointed arbitrator, unanimously agree on the appointment of a third arbitrator to act with them and be chairman of the arbitration herein provided for. If the other party shall fail to appoint an arbitrator within 15 days after receiving notice of the appointment of the first arbitrator, the first arbitrator shall be the only arbitrator. If the two arbitrators appointed by the parties shall be unable to agree on the appointment of the chairman, the chairman shall be appointed under the provisions of the Commercial Arbitration Act of British Columbia. Except as specifically otherwise provided in this section, the arbitration herein provided for shall be conducted in accordance with such Act. The chairman, or in the case where only one arbitrator is appointed, the single arbitrator, shall fix a time and place in Vancouver, British Columbia, for the purpose of hearing the evidence and representations of the parties, and he shall preside over the arbitration and determine all questions of procedure not provided for under such Act or this section. After hearing any evidence and representations that the parties may submit, the single arbitrator, or the arbitrators, as the case may be, shall make an award and reduce the same to writing, and deliver one copy thereof to each of the parties. The expense of the arbitration shall be paid as specified in the award.

     (d) The parties agree that the award of a majority of the arbitrators, or in the case of a single arbitrator, of such arbitrator, shall be final and binding upon each of them.

14. GENERAL

     (a) The rights and obligations of the parties hereunder will be binding and enure for the benefit of and be enforceable by each of the parties hereto, and their respective successors and permitted assigns.

     (b) This Agreement constitutes the entire Agreement between the parties hereto and no variation of the terms hereof will be binding unless the same is contained in a written document that is signed by all of the parties.

     (c) This Agreement shall be governed by and be construed in accordance with the laws of the Province of British Columbia, Canada.

     (d)  Time is of the essence of this Agreement.

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     (e)  The  headings of the  paragraphs  of this  Agreement  are inserted for convenience only and do not define, limit, enlarge or alter the meanings of any paragraph or clause herein.

     (f) This Agreement has been prepared by Northwest Law Group acting solely on behalf of the Farmee and the Farmor acknowledges that it has been advised to obtain and has obtained independent legal advice.

     (g) This Agreement may be executed in two or more counterparts and delivered by electronic transmission, each of which will be deemed to be an original and all of which will constitute one agreement, effective as of the reference date given above and executed electronic copies will be deemed for all purposes under this Agreement to be valid executed copies of this Agreement.

     (h) All the monetary amounts shall be in the currency of the United States unless otherwise stated.



             THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK


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IN WITNESS  WHEREOF each of the parties has duly executed  this  Agreement to be effective as of the date first above written.

NORSTRA ENERGY INC.


per: /s/ Glen Landry
    --------------------------------
Its: Chief Executive Officer


SUPER NOVA MINERALS CORP.


per: /s/ Wolf Wiese
    --------------------------------
per: Chief Executive Officer


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